                                                                   EXHIBIT 99.1


NEWS RELEASE                            GENERAL GROWTH PROPERTIES, INC.
                                        110 North Wacker Drive Chicago, IL 60606
                                        (312) 960-5000
                                        FAX (312) 960-5475

FOR IMMEDIATE RELEASE                   CONTACT:  John Bucksbaum
---------------------                             (312) 960-5005

                                                  Bernie Freibaum
                                                  (312) 960-5252

                         GENERAL GROWTH PROPERTIES, INC.
                  CLOSES ACQUISITION OF VICTORIA WARD, LIMITED
                              IN HONOLULU, HAWAII

CHICAGO, ILLINOIS, MAY 28, 2002 -- General Growth Properties, Inc. (NYSE:GGP) has closed the previously announced acquisition of Victoria Ward, Limited, a privately held real estate corporation.

The principal Victoria Ward assets include 65 fee simple acres in Kakaako, central Honolulu, Hawaii, currently improved with over one million square feet of leasable area. Victoria Ward is located within two blocks of Ala Moana Center, General Growth's premier property located in Honolulu. Included in the Victoria Ward acquisition is one of Hawaii's most popular entertainment, shopping and dining districts, which includes, Ward Entertainment Center, Ward Warehouse, Ward Village and Village Shops. In total, Victoria Ward currently has 29 buildings and 17 ground leases containing approximately 880,000 square feet of retail space, as well as approximately 440,000 square feet of commercial, office and industrial properties.

General Growth Properties is one of the nation's largest shopping center owners, managers and developers. General Growth currently has ownership interest in, or management responsibility for, a portfolio of 142 regional shopping malls in 39 states. The company portfolio totals approximately 126 million square feet of retail space and includes over 15,000 retailers nationwide. A publicly traded Real Estate Investment Trust (REIT), General Growth Properties is listed on the New York Stock Exchange under the symbol GGP. For more information on General Growth Properties, visit the company web site at www.generalgrowth.com.




                                      ###